EXHIBIT 10.2

AMERICAN LAND LEASE, INC. SEVERANCE PLAN

PURPOSE

American Land Lease, Inc., a Delaware corporation (the “Company”), hereby establishes the American Land Lease, Inc. Severance Plan (the “Plan”) to provide Severance to certain employees of the Company to compensate them for past services performed, future services to be performed and, in some cases, future services to be refrained from performing. The Plan is adopted and shall be effective as of the date and time it is approved by the Committee (as defined below).

ARTICLE I

DEFINITIONS

The following terms as used in the Plan shall have the meanings set forth below:

Section 1.1 “Committee” means (a) the Compensation Committee of the Company’s Board of Directors, to the extent required for any Severance granted or paid hereunder to comply with Rule 14d-10(d) under the Securities Exchange Act of 1934, as amended, or (b) if not so required, by the Company’s Board of Directors or its Compensation Committee as determined by the Board of Directors.

Section 1.2 “Cause” shall mean any act, failure to act, other failure, omission or condition taken, not taken, caused, made or attributable, in whole or in part, to an Employee that warrants termination of such Employee’s employment, as determined with respect to all of the foregoing in the sole, good faith judgment of the Committee or any officer of the Company to whom the Committee shall have delegated such authority. The Committee may from time to time establish and change a definition of cause or factors upon which determinations of cause shall be based. Notwithstanding the foregoing, any Employee terminated in connection with or within six (6) months following a Change in Control shall be deemed to have been terminated without Cause, except if such Employee is terminated in connection with such Change in Control or during such period as a result of (i) the commission of a felony or other crime involving violence or moral turpitude or any other crime involving fraud with respect to the Company or any of its subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct causing the Company or any of its subsidiaries substantial public disgrace, (iii) any act or omission with the intent of aiding or abetting a competitor, vendor or supplier of the Company or any of its subsidiaries and that has a material disadvantage or detriment to the Company or any of its subsidiaries, or (iv) repeated failure to perform employment duties as reasonably directed by the Board of Directors or any officer who supervises such Employee, in each case, which is incurable or is not cured to the Board of Director’s or such officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Employee. The exceptions in the foregoing sentence to the treatment of a termination in connection with or during the six (6) months following a Change in Control do not, and shall not be deemed to, imply any standard or definition of “Cause” or limit the Committee’s or any officer’s discretion under any other circumstances.

Section 1.3 “Change in Control” has the meaning given to it in the Company’s 1998 Stock Incentive Plan.

Section 1.4 “Employee” means an officer or other employee of the Company or any of its direct or indirect subsidiaries (whether, directly or indirectly, wholly or majority-owned), except for the Company’s Chief Executive Officer.

Section 1.5 “salary” means the annual base, cash salary of an Employee as set forth within the payroll records of the applicable employer. “salary” does not include any remuneration other than base, cash salary. “Week’s Pay” and “Month’s Pay” shall be calculated in accordance with the applicable employer’s regular payroll procedures (including the division of annual base rate of pay by 52 for Week’s Pay, and 12 for Month’s Pay). For part-time Employees, the base rate of pay will be a pro-rated salary computation based on the ratio of scheduled part-time hours compared to scheduled full-time hours during the twelve (12) months immediately preceding his or her termination date. The annual base rate of pay for Employees subject to a sales commission plan shall be based on the actual earnings during the most recent 24-month period.

Section 1.6 “Severance” means the severance rights and/or payments under the Plan, as the context indicates.

ARTICLE II

ADMINISTRATION; ELIGIBILITY; SEVERANCE

Section 2.1 Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Committee, the Committee shall have full power and authority, in its sole discretion, to: (i) establish any terms, conditions and limitations of any Severance rights or payments; (ii) construe, interpret and administer the Plan and the terms of any Severance payment; (iii) appoint, and delegate powers or authority to, such agents as it shall deem necessary or desirable for the administration of the Plan; (iv) correct any defect or supply any omission with respect to any Severance; and (v) make any other determinations and decisions and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All Committee designations, determinations, interpretations and other decisions shall be final, conclusive and binding, including upon the Company, its subsidiaries, Employees and their legal representatives and beneficiaries and stockholders.

Section 2.2 Coverage. Subject to the other terms of this Plan, including the Committee’s authority to establish terms, conditions and limitations hereunder, all Employees shall be entitled to Severance hereunder.

Section 2.3 Payment of Severance. All Severance hereunder will be paid in cash, subject to withholding for applicable withholding taxes and other mandatory tax obligations with respect thereto.

Section 2.4 Terms of Severance. Upon termination of an Employee’s employment with the Company or any of its Subsidiaries by the Company without Cause each Employee shall be entitled to receive a severance payment determined in accordance with the table set forth below, and subject to the following terms, conditions and limitations: (a) the Employee shall be entitled to receive the greater of either the Base Severance Amount (as defined below) or the Severance otherwise payable to the Employee pursuant to the table below; (b) the President, Chief Operating Officer and Chief Financial Offer shall not be entitled to receive any Severance if he or she is terminated in connection with a transaction or other event pursuant to which such officer is entitled to acceleration of equity awards pursuant to any Company equity incentive plan or any award agreement thereunder or any employment agreement; (c) Severance payments shall be paid over a period of time equal to the number of weeks or months used to calculate the amount of Severance in the table below, with payments being made during that period in accordance with the applicable employer’s payroll practices; and (d) such other terms, conditions and limitations as shall be established by the Committee (or an officer of the Company to whom the Committee shall have designated such authority), including the establishment or requirement thereof in connection with the termination of an Employee; provided, however, that, without the consent of an Employee, no such action taken under this clause (d) in connection with or within six (6) months following the consummation of a Change in Control may materially and adversely affect the rights of an Employee hereunder.

Severance Amounts

Employee	Severance Amount
All Employees	2 weeks’ salary plus one week salary per every year of service (the “Base Severance Amount”)

Regional Management	3 months’ salary

Vice President (other then as described below) and Property Controller	4 months’ salary

Vice President-Finance and General Counsel	6 months’ salary

President, Chief Operating Officer and Chief Financial Officer	12 months’ salary

Section 2.5 Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules, regulations and interpretations pursuant thereto (“Section 409A”). The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Employee shall not be considered to have terminated employment with the Company or ceased providing services for the Company for purposes of the Plan and no payments shall be due to an Employee under the Plan which are payable upon termination of employment or cessation of service until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following separation from service shall instead be paid on the first business day after the date that is six months following such separation from service (or upon the Employee’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid to an Employee shall be construed as a separate identified payment for purposes of Section 409A.

ARTICLE III

AMENDMENTS; TERMINATION

The Committee may, in its sole discretion, alter, suspend, discontinue or terminate the Plan or discontinue or waive any terms, conditions or limitations of Severance rights or payments under the Plan without the consent of Employees or any other person or entity; provided, however, that, without the consent of an Employee, no such action taken in connection with or within six (6) months following the consummation of a Change in Control may materially and adversely affect the rights of such Employee hereunder.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 No Transferability. No rights or benefits granted under the Plan, nor any other rights acquired by an Employee under the Plan, shall be assignable or transferable by an Employee, and no Severance under this Plan shall be subject in any manner to anticipation, pledge, encumbrance, charge, garnishment, execution or levy or lien of any kind, whether voluntary or involuntary, and any attempt contrary thereto shall be void.

Section 4.2 No Right to Employment; No Limitation on Other Compensation. Nothing contained in the Plan or any resolution or action hereunder shall (a) confer upon any Employee any right to continue in the employ or service of the Company or any subsidiary, (b) interfere in any way with the right of the Company or any subsidiary to terminate any Employee’s employment or service at any time, or (c) prevent the Company or any subsidiary from adopting or continuing in effect other or additional compensation arrangements.

Section 4.3 Unfunded Status of Plan. The Company shall not have any obligation to establish any trust or other special or separate fund or to make any other segregation of assets to assure the payment of any Severance.

Section 4.4 Governing Law. The validity, interpretation, construction and effect of the Plan shall be governed by the laws of the State of Florida, without regard to provisions governing conflicts of laws, and applicable federal law, including ERISA.

Section 4.6 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 4.7 Claims Procedure.

(a) In the event of a claim by an Employee as to entitlement or the amount of any distribution or its method of payment, such Employee shall present the reason for Employee’s claim in writing to the Committee. The Committee shall, within ninety (90) days after receipt of such written claim, send a written notification to the Employee as to its disposition, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the Employee prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the benefit determination.

(b) In the event the claim is wholly or partially denied, such written notification shall (i) state specifically the reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the determination is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of the claim.

(c) In the event an Employee wishes to appeal the denial of Employee’s claim, the Employee may request a review of such denial by making application in writing to the Committee within sixty (60) days after the receipt of the denial. Such Employee (or the Employee’s duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to Employee’s claim, and submit in writing issues and comments in support of Employee’s position. Within sixty (60) days after receipt of the written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specify references to the pertinent Plan provisions on which the decision is based.

Section 4.8 Plan Year. For purposes of Plan administration, the “plan year” shall be the calendar year; provided that there shall be a short plan year beginning on the effective date of the Plan and ending on December 31, 2008.

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